Exhibit 10.1

abrdn Asia-Pacific Income Fund, Inc.

Series B Mandatorily Redeemable Preferred Stock

Securities Purchase Agreement

Dated as of October 3, 2024

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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 5.19	—	Capital Stock

Exhibit 1	—	Form of Articles Supplementary

Exhibit 2	—	Form of Certificate Representing Series B MRP Shares

Exhibit 4.4(a)	—	Form of Opinion of respective Special Counsel to the Fund

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

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abrdn Asia-Pacific Income Fund, Inc.

C/O abrdn Inc.
1900 Market Street Suite 200
Philadelphia, PA 19103

Series B Mandatorily Redeemable Preferred Stock

Dated as of October 3, 2024

To Each of The Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

abrdn Asia-Pacific Income Fund, Inc., a Maryland corporation (the “Fund”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1.   Authorization of MRP Shares.

The Fund has authorized the creation, issuance and sale of one new series of Preferred Stock (as defined in the Fund’s Articles of Incorporation) classified and designated as “Series B Mandatorily Redeemable Preferred Stock” (the “MRP Shares”), with a liquidation preference of $25.00 per share, and which consists of 4,000,000 shares. The MRP Shares will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Articles Supplementary (the “Articles Supplementary”) describing the MRP Shares in the form attached hereto as Exhibit 1. A true and correct copy of the Articles of Incorporation of the Fund as in effect immediately prior to the adoption and filing of the Articles Supplementary has heretofore been furnished to you by the Fund. The MRP Shares rank, as to preferences on payment of dividends or distribution of assets upon liquidation, on a parity with shares of any other series of Preferred Stock and prior to any and all of the Common Stock or of any other class of stock of the Fund ranking junior to the Preferred Stock.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and, for purposes of this Agreement, the rules of construction set forth in Section 22.5 shall govern; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.   Sale of MRP Shares.

Subject to the terms and conditions of this Agreement, the Fund will issue and sell to each Purchaser and each Purchaser will purchase from the Fund, at the Closing provided for in Section 3, the MRP Shares specified opposite such Purchaser’s name in Schedule A at a price per share of $25.00. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder. The MRP Shares issued hereunder are each herein sometimes referred to as MRP Shares of a “series.”

Section 3.   Closing.

The sale and purchase of the MRP Shares to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on October 3, 2024 or on such other Business Day thereafter on or prior to October 4, 2024 as may be agreed upon by the Fund and the Purchasers. At the Closing, the Fund will deliver or cause to be delivered to each Purchaser the MRP Shares to be purchased by such Purchaser at the Closing (as specified opposite such Purchaser’s name (or the name of its nominee) in Schedule A), against delivery by such Purchaser to the Fund or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Fund to BIC: SBOSUS33 or Bank Name: State Street Bank & Trust, Boston, ABA# 011000028, Beneficiary Acct #: 23628803, Beneficiary Name: ABRDN ASIA PACIFIC INCOME FUND, 197C. If at the Closing the Fund shall fail to tender such MRP Shares to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Fund to tender such MRP Shares or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

Section 4.   Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the MRP Shares to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.        Representations and Warranties. The representations and warranties of the Fund in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2.        Performance; No Default; Compliance with Articles Supplementary. The Fund shall have performed and complied with all agreements and conditions contained in this Agreement and the Articles Supplementary required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the MRP Shares (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 4.3.        Compliance Certificates.

(a)            Officer’s Certificate. The Fund shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)            Secretary’s Certificate. The Fund shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and filing of the Articles Supplementary, the authorization, issuance and sale of the MRP Shares and the authorization, execution and delivery of this Agreement and (ii) the Fund’s organizational documents as then in effect.

Section 4.4.        Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Dechert LLP, counsel for the Fund covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Fund hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.        Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of MRP Shares shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.        Sale of Other MRP Shares. Contemporaneously with the Closing, the Fund shall sell to each Purchaser, and each Purchaser shall purchase the MRP Shares to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.        Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Fund shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Fund at least three (3) Business Days prior to the Closing.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 4.8.        Private Placement Number. A Private Placement Number issued by PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the MRP Shares.

Section 4.9.        Changes in Corporate Structure. The Fund shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.        Funding Instructions. At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Fund confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the MRP Shares is to be deposited. Each Purchaser has the right, but not the obligation, upon written notice (which may be by e-mail) to the Fund, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to the Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to the Closing. The Fund shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the MRP Shares.

Section 4.11.        Rating of MRP Shares. The MRP Shares shall have been given a Rating Letter of not less than “AA-” by Kroll on or prior to the date of issuance thereof and evidence of such will have been provided to the Purchasers (which shall include the information described in Section 9.7 and shall include the related Rating Rationale Report with respect to such rating).

Section 4.12.        Articles Supplementary. The Board of Directors of the Fund shall have duly adopted the Articles Supplementary and the Articles Supplementary shall have been duly filed with the Department of Assessments and Taxation of Maryland, all in compliance with the applicable provisions of the Maryland General Corporation Law. The Articles Supplementary shall constitute a legal and valid part of the charter of the Fund.

Section 4.13.        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request and shall receive such information as may be reasonably necessary to complete any Holder Forms.

Section 4.14.        Consent of Holders of Other Securities. On the date of Closing, any consent or approvals required to be obtained from any holder or holders of any outstanding Securities of the Fund which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 5.   Representations and Warranties of the Fund.

The Fund represents and warrants to each Purchaser that:

Section 5.1.        Organization and Power. The Fund (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Fund has all requisite power and authority to own its property and to carry on its business as now conducted.

Section 5.2.        Authority and Execution and Binding Agreement. The Fund has full legal power and authority to enter into, execute and deliver this Agreement, to execute and file the Articles Supplementary, to create, issue and sell the MRP Shares and to perform the provisions hereof and thereof. Any approvals by the stockholders of the Fund required by law, the Articles of Incorporation (including the Articles Supplementary) or Bylaws of the Fund or otherwise have been duly obtained. The Fund is a non-diversified, closed-end management investment company as such term is used in the 1940 Act. The Fund is in material compliance with its Organization Documents. This Agreement, the Articles Supplementary and the MRP Shares have been duly authorized by all proper and necessary corporate action on the part of the Fund, and this Agreement constitutes, and upon execution and delivery thereof each MRP Share will constitute, a legal, valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.        Disclosure; No Material Adverse Change. (a) The Fund, through its agent, UBS Securities LLC, has delivered to each Purchaser a copy of the Memorandum relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Fund. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Fund in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings identified in Schedule 5.3 and such financial statements delivered to each Purchaser prior to September 17, 2024 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or to the best of the Fund’s knowledge omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since October 31, 2023, there has been no change in the financial condition, operations, business or properties of the Fund except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

(b)            Since the Measurement Date, the Fund has conducted its business only in the ordinary course and there has been no material adverse change in the business, assets or condition, financial (other than fluctuations in the value of the Fund’s portfolio securities) or otherwise, of the Fund.

Section 5.4.        No Subsidiaries. The Fund has no Subsidiaries as of the date of Closing.

Section 5.5.        Financial Condition. The statement of assets and liabilities of the Fund as of the Measurement Date and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to each Purchaser and are listed in Schedule 5.5, fairly present, in all material respects, the financial position of the Fund as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles. The Fund does not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.        No Conflict; Compliance. (a) The Fund is not in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Fund of this Agreement, the execution and filing of the Articles Supplementary, the creation, issuance and sale of the MRP Shares and the use by the Fund of the proceeds thereof in accordance with the terms hereof (i) will not (x) violate any statutes or regulations, including the 1940 Act, of any Governmental Authority applicable to the Fund, or (y) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien upon the property of the Fund pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (ii) are not inconsistent with the Fundamental Policies or the Organization Documents.

(b)            The Fund is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. The Fund is complying with all applicable statutes and regulations, including the 1940 Act and the Securities Act, of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.

Section 5.7.        Approvals and Consents. No consent, authorization or approval of, filing with, notice to, or exemption by, the holders of any securities issued by the Fund, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Fund of, and the performance by the Fund of its obligations under, this Agreement, the execution and filing of the Articles Supplementary or the creation, issuance and sale of the MRP Shares, except for the filing and recording of the Articles Supplementary as described in Section 4.12 of this Agreement or as have otherwise been made or obtained. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority prevents the execution and delivery by the Fund or performance by the Fund of its obligations under, or affect the validity with respect to or against the Fund of this Agreement, the Articles Supplementary or the MRP Shares.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 5.8.        Litigation. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Fund) pending or, to the knowledge of the Fund, threatened against it, or maintained by it, that may affect the property or rights of the Fund, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of, or otherwise seek to invalidate, this Agreement, the Articles Supplementary or the MRP Shares, or (iii) might, individually or in the aggregate, materially adversely affect any of the transactions contemplated by this Agreement or the Articles Supplementary.

Section 5.9.        Taxes. The Fund has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no tax Liens have been filed against the Fund or any of its property. The charges, accruals and reserves on the books of the Fund with respect to all federal, state, local and other Taxes are adequate, and the Fund knows of no unpaid assessment which is due and payable against it or any claims being asserted against it which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles. The U.S. federal income tax liabilities of the Fund have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended October 31, 2023.

Section 5.10.        Property. The Fund has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect.

Section 5.11.        Licenses, Permits, Etc. The Fund owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12.        Compliance with ERISA. Neither the Fund nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time in the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or Section 4975 of the Code. Neither the Fund nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to any such plan.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 5.13.        Private Offering by the Fund. Neither the Fund nor anyone acting on its behalf has offered the MRP Shares or any similar Securities for sale to, or solicited any offer to buy the MRP Shares or any similar Securities from, or otherwise approached or negotiated in respect thereof with, more than one Person, which was an Institutional Investor, including the Purchasers, each of which has been offered the MRP Shares or similar Securities at a private sale for investment. Neither the Fund nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the MRP Shares to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.        Use of Proceeds; Margin Regulations. The Fund will apply the proceeds of the sale of the MRP Shares as permitted under the 1940 Act including making new portfolio investments and for general corporate purposes. No part of the proceeds from the sale of the MRP Shares hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Fund in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any the value of the consolidated assets of the Fund and the Fund does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.        Existing Indebtedness. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Fund as of September 24, 2024 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Fund. The Fund is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Fund and no event or condition exists with respect to any Indebtedness of the Fund the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)            The Fund is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Fund, any agreement relating thereto or any other agreement or statute (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Fund, except for the 1940 Act, state securities laws to the extent applicable, Fundamental Policies, the Organization Documents or as specifically indicated in Schedule 5.15.

Section 5.16.        Foreign Assets Control Regulations, Etc. (a)  Neither the Fund nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

(b)            Neither the Fund nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Fund’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)            No part of the proceeds from the sale of the MRP Shares hereunder:

(i)            constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Fund or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)            will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)            will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)            The Fund has established procedures and controls which it reasonably believes are adequately designed (and otherwise comply with applicable law) to prevent violation by the Fund and each Controlled Entity of all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.        Investment Company Status. The Fund has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the 1940 Act, (iii) it is registered as a “closed-end company” and is classified as a “non-diversified company” in each case within the meaning of Section 5 of the 1940 Act, (iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of, any Purchaser, and (v) it is in compliance with its Organization Documents.

The Fund is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness, except for the limitations set forth in the 1940 Act, state securities laws to the extent applicable, Fundamental Policies and the Organization Documents.

The Fund has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

The Fund is not subject to the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18.        Ranking of Obligations. The Fund’s obligations with respect to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund in respect of the MRP Shares will, upon issuance thereof, rank senior to all Common Stock of the Fund and pari passu with all other Preferred Stock of the Fund.

Section 5.19.        Capital Stock. The authorized and outstanding capital stock of the Fund (and after giving effect to the issuance of the MRP Shares) is set forth in Schedule 5.19 attached hereto, as to the Preferred Stock as of October 3, 2024 and as to the Common Stock as of September 24, 2024. All of the outstanding capital stock of the Fund has been validly issued and is fully paid and non-assessable. The stockholders of the Fund are not entitled to any preemptive rights with respect to the Common Stock or other capital stock of the Fund. The Fund has no outstanding warrants, options, convertible securities or preemptive or other rights for the purchase, nor is it a party to or is it bound by any agreement or other instrument restricting or affecting the issuance, of capital stock of the Fund other than the Fund’s charter, under Section 7.4 of the Credit Agreement and under Section 10.4 of the Existing Note Purchase Agreements. The MRP Shares which are to be issued and sold on the date of Closing, when issued and delivered against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as are set forth in the Articles Supplementary and the laws of the State of Maryland.

Section 5.20.        Restrictions on Creation of MRP Shares and Distributions. (a) The Fund is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Fund, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the creation or issuance of MRP Shares of the Fund, other than this Agreement and the Articles Supplementary and under Section 7.4 of the Credit Agreement and under Section 10.4 of the Existing Note Purchase Agreements.

(b)            The Fund is not a party to or bound by any contract, indenture, agreement, instrument, order of any court, or governmental agency rule or regulation (other than the 1940 Act), or any note, debenture, bond, or other security, which contains provisions expressly limiting or restricting payments by the Fund on or in respect of shares of its capital stock of any class, including, without limitation, the Fund’s right and obligation to declare and pay dividends on the MRP Shares and to make mandatory and optional redemption of shares of the MRP Shares pursuant to the provisions of the Articles Supplementary other than this Agreement and under Section 7.4 of the Credit Agreement and under Section 10.4 of the Existing Note Purchase Agreements. The Fund is subject to the 1940 Act, the Maryland General Corporation Law and the Articles Supplementary which impose limitations on the declaration and payment of dividends and other distributions and the redemption of the MRP Shares.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 5.21.        Material Agreements. The Custody Agreement is in full force and effect in all material respects. All agreements between the Fund and abrdn Asia Limited or abrdn Investments Limited are in full force and effect, except to the extent that failure of any such agreement to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 6.   Representations of the Purchasers.

Section 6.1.        Purchase for Investment. (a) Each Purchaser severally represents that it is purchasing the MRP Shares for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the MRP Shares have not been registered under the Securities Act or the securities laws of any state or foreign jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Fund is not required to register the MRP Shares.

(b)            Each Purchaser severally represents that it (and any account which is a separate legal entity contemplated in Section 6.1(a)) is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

Section 6.2.        Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the MRP Shares to be purchased by such Purchaser hereunder:

(a)            the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)            the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

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(c)            the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Fund in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)            the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Fund that would cause the QPAM and the Fund to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Fund in writing pursuant to this clause (d);or

(e)            the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Fund and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Fund in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)            the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Fund in writing pursuant to this clause (g); or

(h)            the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

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As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.   Information as to the Fund.

Section 7.1.        Financial and Business Information. The Fund shall deliver or cause to be delivered to each holder of MRP Shares that is an Institutional Investor:

(a)	Semi-Annual Statements — within ninety (90) days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Fund’s semi-annual report on Form N-CSR (the “Form N-CSR”) with the SEC regardless of whether the Fund is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each semi-annual fiscal period in each fiscal year of the Fund (other than the last semi-annual fiscal period of each such fiscal year), duplicate copies of,

(i)            an unaudited balance sheet of the Fund, as at the end of such semi-annual fiscal period, and

(ii)            unaudited statements of operations and changes in net assets of the Fund, for the portion of the fiscal year ending with such semi-annual fiscal period,

setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with Applicable Accounting Principles applicable to semi-annual financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Fund and its results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)            Annual Statements — within ninety (90) days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Fund’s Annual Report on Form N-CSR with the SEC regardless of whether the Fund is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal period in each fiscal year of the Fund, duplicate copies of,

(i)            a balance sheet and schedule of investments of the Fund, as at the end of such year, and

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(ii)            statements of operations and changes in net assets of the Fund, for such year,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with Applicable Accounting Principles, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Fund and its results of operations and have been prepared in conformity with Applicable Accounting Principles, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)            SEC and Other Reports — promptly upon their becoming available:

(i)            one copy of each semi-annual or annual financial statement, each regular or periodic report sent to the Fund’s stockholders, each notice sent to the Fund’s stockholders, each proxy statement and similar document filed with the SEC, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder) and each final prospectus and all amendments thereto filed by the Fund with the SEC; and

(ii)            if requested by a holder of MRP Shares, each financial statement, report or notice sent by the Fund to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to any NRSRO;

(d)            Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice sent in accordance with Section 18 specifying the nature and period of existence thereof and what action the Fund is taking or proposes to take with respect thereto;

(e)            Resignation or Replacement of Auditors — within ten (10) days following the date on which the Fund’s auditors resign or the Fund elects to change auditors, as the case may be, notification thereof (which shall hereby be satisfied by delivery of the Fund’s next annual or semi-annual report, the filing of the Fund’s next Form N-CEN, the filing of a Form 8-K or the filing of a comparable filing, so long as such filing contains the information that would have been included in the notification and is made public on the SEC’s EDGAR website or the Fund’s website, whether or not such filing is filed within the 10 days following the date on which the Fund’s auditor resigns), together with such further information as the Required Holders may request;

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(f)            Compliance Certification — as of and within twenty (20) Business Days after each Valuation Date, a certificate of a Senior Financial Officer setting forth the information (including detailed calculations) required in order to establish whether the Fund was in compliance with the requirements of Section 4(a)(ii) of the Articles Supplementary (including, where applicable, the calculations of the maximum or minimum amount, ratio or percentage);

(g)            NRSRO Rating —upon receipt from any NRSRO currently rating the MRP Shares of evidence of such rating (or change thereto), the Fund shall deliver such evidence to the holders of the MRP Shares. The evidence required to be delivered pursuant to this clause (g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which documents are electronically mailed to the holder of MRP Shares;

(h)            Notice of Issuance or Redemption — promptly, and in any event within three (3) Business Days after an issuance or redemption of Preferred Stock, a written notice describing such issuance or redemption and confirming the amount of outstanding Preferred Stock after giving effect to such issuance or redemption; and

(i)            Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Fund (including, without limitation, actual copies of the semi-annual and annual reports of the Fund) or relating to the ability of the Fund to perform its obligations under this Agreement, the Articles Supplementary and under the MRP Shares as from time to time may be reasonably requested in writing by such holder of MRP Shares (including any such information as may be reasonably necessary to complete any Holder Forms).

Section 7.2.        Officer’s Certificate. Each set of financial statements delivered to a holder of MRP Shares pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (delivered in the same format as such financial statements):

(a)            Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Fund was in compliance with the requirements of Sections 4(a)(i), 4(a)(ii) and 8 of the Articles Supplementary and any additional provisions added pursuant to Section 4(i) of the Articles Supplementary during the semi-annual or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence). In the event that the Fund has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.3) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

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(b)            Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Fund from the beginning of the semi-annual or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Fund shall have taken or proposes to take with respect thereto.

Section 7.3.        Visitation. The Fund shall permit the representatives of each holder of MRP Shares that is an Institutional Investor:

(a)            No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Fund, to visit the principal executive office of the Fund, to discuss the affairs, finances and accounts of the Fund with the Fund’s officers, and, with the consent of the Fund (which consent will not be unreasonably withheld) to visit the other offices and properties of the Fund, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)            Default — if a Default or Event of Default then exists, at the expense of the Fund to visit and inspect any of the offices or properties of the Fund, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Fund authorizes said accountants to discuss the affairs, finances and accounts of the Fund, all at such times and as often as may be requested.

Section 7.4.        Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Fund pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Fund satisfies any of the following requirements with respect thereto:

(a)            such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of MRP Shares by e-mail at the e-mail address set forth in such holder’s Schedule A or as communicated from time to time in a separate writing delivered to the Fund;

(b)            the Fund shall have timely filed such Form N-CSR satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made the shareholder report included in such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet in downloadable, printable form, which is located at http://aberdeenfax.com as of the date of this Agreement;

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(c)            such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Fund on IntraLinks or on any other similar website to which each holder of Notes has free access in downloadable printable form; or

(d)            the Fund shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of MRP Shares has free access in downloadable printable form;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Fund shall have given each holder of MRP Shares prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Fund will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

Section 8.   Redemption of the MRP Shares.

The Fund will not, directly or indirectly, through any Affiliate or otherwise, purchase, redeem or retire, or make any offer to purchase, redeem or retire, any shares of the MRP Shares other than pursuant to and in accordance with the applicable provisions of the Articles Supplementary.

Section 9.   Affirmative Covenants.

The Fund covenants that so long as any of the MRP Shares are outstanding:

Section 9.1.        Compliance with Law. Without limiting Section 10.3, the Fund will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Fund; provided that such reserve or other applicable provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor. Without limiting the foregoing, the Fund shall remain in material compliance, at all times with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

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Section 9.2.        Insurance. The Fund will maintain, with financially sound and reputable insurers, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.        Maintenance of Properties. The Fund will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Fund from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Fund has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.        Payment of Taxes. The Fund will file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by it, to the extent the same have become due and payable and before they have become delinquent, provided that the Fund need not file any such tax return or pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Fund on a timely basis in good faith and in appropriate proceedings, and the Fund has established adequate reserves therefor in accordance with Applicable Accounting Principles on the books of the Fund or (ii) the failure to file any such tax returns or the nonpayment of any such taxes, assessments, charges and levies would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 9.5.        Corporate Existence, Etc. The Fund will at all times preserve and keep in full force and effect its corporate existence and the Fund will at all times preserve and keep in full force and effect all rights and franchises of the Fund unless, in the good faith judgment of the Fund, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.        Books and Records. The Fund will maintain proper books of record and account in conformity with Applicable Accounting Principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Fund. The Fund will keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Fund has devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Fund will continue to maintain such system.

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Section 9.7.        Current Rating on the MRP Shares. To the extent that a NRSRO is currently rating the MRP Shares, evidence of any current rating by a NRSRO (which may be in the form of a report, a letter, any combination of the foregoing or similar communication) shall (a) refer to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (or any successor) in respect of each series of MRP Shares, (b) not include any prohibition against a holder sharing such evidence with the SVO or any other regulatory authority having jurisdiction over such holder, (c) be delivered by the Fund to the holders at least annually (on or before the anniversary of the date of the Closing) and promptly upon any change in the rating an updated Rating Letter evidencing such rating and shall include an updated Rating Rationale Report with respect to such rating and (d) any other information or details requested by the SVO or any other regulatory authority having jurisdiction over the MRP Shares.

Section 9.8.        Ranking of Obligations. The Fund’s obligations with respect to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund in respect of the MRP Shares shall at all times rank senior to all Common Stock of the Fund and pari passu with all other Preferred Stock of the Fund.

Section 9.9.        Maintenance of Status. The Fund will maintain at all times its Status.

Section 10.   Negative Covenants.

The Fund covenants that so long as any of the MRP Shares are outstanding:

Section 10.1.        Transactions with Affiliates. The Fund will not enter into directly or indirectly any material transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except pursuant to the reasonable requirements of the Fund’s business and upon fair and reasonable terms no less favorable to the Fund than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and in compliance in all material respects with the 1940 Act or the rules thereunder or any exemption therefrom.

Section 10.2.        Fundamental Changes. The Fund will not (a) consolidate or merge into or with any Person, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property.

Section 10.3.        Economic Sanctions, Etc. The Fund will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the MRP Shares) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.4.        No Restrictions on Dividends or Redemptions. The Fund will not:

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(a)            amend any provision of its Articles of Incorporation or By-laws in a manner which would restrict or limit the ability of the Fund to: (i) pay the full amount of the dividends on the MRP Shares at the rates and on the dates fixed in the Articles Supplementary, (ii) make mandatory and optional redemptions of the MRP Shares at any time pursuant to the terms and provisions of the Articles Supplementary, or (iii) comply with the terms and provisions of this Agreement, the Articles Supplementary or the MRP Shares;

(b)            amend, alter or repeal any of the provisions of the Articles Supplementary, if such amendment, alteration or repeal would adversely affect any privilege, preference, right or power of the MRP Shares or the holders thereof; and

(c)            the Fund will not change its fiscal year if such change would have a Material Adverse Effect. Subject to Section 22.3, the Fund will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.

Section 10.5.        No Subsidiaries. The Fund will not at any time have any Subsidiaries.

Section 10.6.        Conditions of Transfer. The Fund shall not request an amendment to this Agreement or the Articles Supplementary as a condition to a transfer of Series B Preferred Shares to the Fund or an Affiliate of the Fund.

Section 10.7.        Specified Equity Interest. The Fund shall not issue a Specified Equity Interest (as defined in the Credit Agreement on the date of Closing) (i) which contains an event or condition that requires the Fund to redeem or repurchase such Specified Equity Interest prior to its scheduled redemption date or that enables or permits the holder or such Specified Equity Interest (or a trustee or agent on its behalf) to require the Fund to redeem or repurchase such Specified Equity Interest prior to its schedule redemption date (a “Mandatory Redemption”) which is more restrictive than the Mandatory Redemption terms under the MRPS or (ii) which has a scheduled redemption date on or before October 3, 2029.

Section 11.   Default and Remedies.

(a)            If any Default has occurred and is continuing and such Default is not remedied within 5 days (for any monetary Default) and within thirty (30) days (for any non-monetary Default) after the earlier of (i) the day on which a Responsible Officer of the Fund first obtains knowledge of such Default or (ii) the day on which a written notice thereof is given to the Fund by the holder of any MRP Shares (an “Event of Default”), the Required Holders may proceed to protect and enforce any or all of the rights and remedies of the holders of the MRP Shares resulting from such failure, by suit in equity or action at law or by other appropriate proceeding.

(b)            The holders of the MRP Shares shall have the rights and remedies provided in the Articles Supplementary as a result of any failure by the Fund to comply with the terms and conditions thereof.

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(c)            No course of dealing and no delay on the part of any holder of any MRP Shares in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Articles Supplementary or any MRP Shares upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Section 12.   Reserved.

Section 13.   Registration; Exchange; Substitution of MRP Shares.

Section 13.1.        Registration of MRP Shares. The Fund shall keep, or cause its transfer agent to keep, a register for the registration and registration of transfers of MRP Shares. The name and address of each holder of one or more MRP Shares, each transfer thereof and the name and address of each transferee of one or more MRP Shares shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any MRP Shares shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Fund shall not be affected by any notice or knowledge to the contrary. The Fund shall give to any holder of MRP Shares that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of MRP Shares and each holder of MRP Shares acknowledges and consents to such information being disclosed to other holders of MRP Shares

Section 13.2        Transfer and Exchange of MRP Shares. Upon surrender of any certificate representing MRP Shares to the Fund at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such MRP Shares or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such MRP Shares or part thereof, along with any form, certificates, or other evidence with respect to tax matters that the Fund may reasonably require pursuant to this Section 13.2), within ten Business Days thereafter, the Fund shall execute and deliver, at the Fund’s expense (except as provided below), one or more new MRP Shares (as requested by the holder thereof) in the MRP Liquidation Amount equal to the unpaid MRP Liquidation Amount of the surrendered MRP Shares. Each such new certificate representing MRP Shares shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 2. Each such new certificate representing MRP Shares shall be dated the date of the issuance of such new certificate and the holder thereof shall be entitled to receive cash dividends with respect thereto in accordance with the Articles Supplementary. The Fund may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of MRP Shares. Each holder of MRP Shares will be deemed, by its acceptance thereof to have made the representations set forth in Section 6.2. The Fund may reject any such transfer, if it believes, in its reasonable discretion, that such transfer (i) would require the registration of the MRP Shares under the Securities Act or (ii) would cause the Fund to violate applicable law.

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Section 13.3.        Replacement of Certificates Representing MRP Shares. Upon receipt by the Fund at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificates representing MRP Shares (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)            in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such certificates representing MRP Shares is, or is a nominee for, an original Purchaser or another holder of MRP Shares with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)            in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Fund at its own expense shall execute and deliver, in lieu thereof, new certificates evidencing such MRP Shares, dated and entitled to receive cash dividends from the date following which cash dividends have been paid on the surrendered certificates representing MRP Shares or dated the date of such lost, stolen, destroyed or mutilated certificates representing MRP Shares if no dividends have been paid thereon.

Section 14.   Payments on MRP Shares.

Section 14.1.        Place of Payment. Subject to Section 14.2, payments of all amounts with respect to any MRP Shares (whether as dividends, upon redemption of shares or otherwise) shall be made in New York, New York at the principal office of BOFK, NA. The Fund may at any time, by notice to each holder of MRP Shares, change the place of payment of the MRP Shares so long as such place of payment shall be either the principal office of the Fund in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.        Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any MRP Shares, and notwithstanding anything contained in Section 14.1 or in the terms of such MRP Shares to the contrary, the Fund will pay all sums becoming due on such MRP Shares, if any, by the method and at the address specified for such purpose below (whether as dividends, upon redemption of shares or otherwise) or at such other address as such Purchaser shall have from time to time specified to the Fund in writing for such purpose (provided that such payment may be made without (i) undue expense and (ii) would not cause the Fund, in its reasonable discretion, to violate applicable law), without the presentation or surrender of any certificate for MRP Shares or the making of any notation thereon, except that upon written request of the Fund made concurrently with or reasonably promptly after full redemption of such MRP Shares, such Purchaser shall surrender any certificate for MRP Shares for cancellation, reasonably promptly after any such request, to the Fund at its principal executive office or at the place of payment most recently designated by the Fund pursuant to Section 14.1. The Fund will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any MRP Shares purchased by a Purchaser under this Agreement and that has made the same agreement relating to such MRP Shares as the Purchasers have made in this Section 14.2.

Section 14.3.                FATCA Information. By acceptance of any MRP Shares, the holder of such MRP Shares agrees that such holder will with reasonable promptness duly complete and deliver to the Fund, or to such other Person as may be reasonably requested by the Fund, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Fund necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Fund to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Fund to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Fund is required to obtain such information under FATCA and, in such event, the Fund shall treat any such information it receives as confidential.

Section 15.   Expenses, Etc.

Section 15.1.        Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Fund will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a MRP Share in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Articles Supplementary or the MRP Shares (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Articles Supplementary or the MRP Shares or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Articles Supplementary or the MRP Shares, or by reason of being a holder of any MRP Shares, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Fund or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Articles Supplementary and by the MRP Shares and (c) the costs and expenses incurred in connection with the initial filing of this Agreement, the Articles Supplementary and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,500. The Fund will pay, and will save each Purchaser and each other holder of a MRP Share harmless from, (i) all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the MRP Shares), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such MRP Shares to such holder or otherwise charges to a holder of such MRP Shares with respect to a payment under such MRP Shares and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the MRP Shares by the Fund.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 15.2.      Certain Taxes. The Fund agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement, the Articles Supplementary or the execution and delivery (but not the transfer) or the enforcement of any of the MRP Shares in the United States or any other jurisdiction where the Fund has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, the Articles Supplementary or of any of the MRP Shares, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Fund pursuant to this Section 15, and will save each holder of MRP Shares to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Fund hereunder.

Section 15.3.      Survival. The obligations of the Fund under this Section 15 will survive the payment or transfer of any MRP Shares, the enforcement, amendment or waiver of any provision of this Agreement, the Articles Supplementary or the MRP Shares, and the termination of this Agreement.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the execution and filing of the Articles Supplementary, the issuance and sale of the MRP Shares, the purchase or transfer by any Purchaser of any MRP Shares or portion thereof or interest therein and the redemption of any MRP Shares, and may be relied upon by any subsequent holder of MRP Shares, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of MRP Shares. All statements contained in any certificate or other instrument delivered by or on behalf of the Fund pursuant to this Agreement shall be deemed representations and warranties of the Fund under this Agreement. Subject to the preceding sentence, this Agreement, the Articles Supplementary and the MRP Shares embody the entire agreement and understanding between the Purchasers and the Fund and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

Section 17.1.      Requirements. (a) This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Fund and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder of MRP Shares unless consented to by such holder of MRP Shares in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each MRP Share at the time outstanding affected thereby (i) change the amount or time of any redemption, prepayment or payment on the MRP Liquidation Preference Amount or reduce the rate or change the time of redemption or payment or method of computation of the Applicable Rate, Default Rate or Dividend Rate (each as defined in the Articles Supplementary) on the MRP Shares), (ii) change the percentage of the MRP Shares the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 2, 3 or 4 of the Articles Supplementary or Sections 11, 17 or 20 hereof. Each holder of MRP Shares shall be entitled to one vote for each MRP Share held on each matter submitted to a vote of the shareholders of any preferred shares of the Fund.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 17.2.      Solicitation of Holders of MRP Shares.

(a)            Solicitation. The Fund will provide each holder of MRP Shares (irrespective of the amount of MRP Shares then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Articles Supplementary. The Fund will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding MRP Shares promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of MRP Shares.

(b)            Payment. The Fund will not directly or indirectly pay or cause to be paid any remuneration, whether by way of interest, fee or otherwise, or grant any security or provide other credit support, to any holder of MRP Shares as consideration for or as an inducement to the entering into by any holder of MRP Shares or any waiver or amendment of any of the terms and provisions hereof or of the Articles Supplementary, unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of MRP Shares then outstanding even if such holder did not consent to such waiver or amendment.

(c)            Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any MRP Shares that has transferred or has agreed to transfer such MRP Shares to the Fund or any Affiliate of the Fund and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of MRP Shares that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3.      Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of MRP Shares and is binding upon them and upon each future holder of any MRP Shares and upon the Fund without regard to whether such certificates representing MRP Shares have been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Fund and the holder of any MRP Shares nor any delay in exercising any rights hereunder, under the Articles Supplementary or under the MRP Shares shall operate as a waiver of any rights of the Fund or any holder of such MRP Shares. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 17.4.      MRP Shares Held by Fund, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate number of MRP Shares then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Articles Supplementary or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate number of MRP Shares then outstanding, MRP Shares directly or indirectly owned by the Fund or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by e-mail or telecopy (if the recipient has provided an e-mail address or telecopy number in its specified address) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail or priority or express mail with return receipt requested or online tracking service available (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)            if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Fund in writing,

(ii)            if to any other holder of any MRP Shares, to such holder at such address as such other holder shall have specified to the Fund in writing, or

(iii)            if to the Fund, to the Fund at its address set forth at the beginning hereof to the attention of Megan Kennedy, or at such other address as the Fund shall have specified to the holder of each MRP Share in writing.

Except as otherwise provided in Sections 7.1 and 7.2, notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the MRP Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Fund agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Fund or any other holder of MRP Shares from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 20. Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Fund in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Fund, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Fund or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its MRP Shares), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any MRP Shares, (iv) any Institutional Investor to which it sells or offers to sell such MRP Shares or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Fund (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s MRP Shares and this Agreement. Each holder of an MRP Share, by its acceptance of an MRP Share, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Fund in connection with the delivery to any holder of an MRP Share of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Fund embodying the provisions of this Section 20. A holder of the MRP Shares, by receipt of Confidential Information, hereby also acknowledges that trading in the Fund’s securities may be prohibited under applicable laws, rules and regulations and that it has implemented policies to comply with applicable laws, rules, and regulations and to prohibit any such prohibited trades.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

In the event that as a condition to receiving access to information relating to the Fund in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of MRP Shares is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder of MRP Shares and the Fund, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21. Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the MRP Shares that it has agreed to purchase hereunder, by written notice to the Fund (provided, that the Fund may reject any such transfer if it believes, in its reasonable discretion, that such transfer (i) would require the registration of the MRP Shares under the Securities Act or (ii) would cause the Fund to violate applicable law), which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the MRP Shares then held by such Affiliate, upon receipt by the Fund of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of MRP Shares under this Agreement.

Section 22. Miscellaneous.

Section 22.1.      Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of MRP Shares) whether so expressed or not.

Section 22.2.      Appointment of Initial MRP Shares Directors. The Fund and each of the Purchasers acknowledge and agree that, as of the date hereof, each of Moritz Sell and Rahn Porter are currently directors of the Fund elected by the holders of the MRP Shares of the Fund and the Board of Directors of the Fund intends to nominate each such director for re-election by the holders of the Preferred Stock of the Fund (including the MRP Shares) pursuant to Section 5(a) of the Articles Supplementary upon the expiration of such director's current term.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 22.3.      Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with Applicable Accounting Principles. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with Applicable Accounting Principles, and (ii) all financial statements shall be prepared in accordance with Applicable Accounting Principles. For purposes of determining compliance with the financial covenants contained in this Agreement and the Articles Supplementary, any election by the Fund to measure an item of Indebtedness using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4.      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.      Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the MRP Shares, shall also include any such MRP Shares issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

Section 22.6.      Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other related documents (other than the MRP Shares). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other related documents (other than the MRP Shares) by facsimile, e-mail or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.

Section 22.7.      Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8.      Jurisdiction and Process; Waiver of Jury Trial. (a) The Fund irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the MRP Shares. To the fullest extent permitted by applicable law, the Fund irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)            The Fund agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)            The Fund consents to process being served by or on behalf of any holder of MRP Shares in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Fund agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)            Nothing in this Section 22.8 shall affect the right of any holder of MRP Shares to serve process in any manner permitted by law, or limit any right that the holders of any of the MRP Shares may have to bring proceedings against the Fund in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)            The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the MRP Shares or any other document executed in connection herewith or therewith.

*   *   *   *   *

abrdn Asia-Pacific Income Fund, Inc.	Securities Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Fund, whereupon this Agreement shall become a binding agreement between you and the Fund.

Very truly yours,

abrdn Asia-Pacific Income Fund, Inc.

By	/s/ Heather Hasson
	Name:	Heather Hasson
	Title:	Vice President

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Fund.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Accounting Principles” means, with respect to the Fund, those accounting principles required by the 1940 Act and prescribed by the SEC for the Fund and, to the extent not so required or prescribed, GAAP.

“Articles Supplementary” is defined in Section 1.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a), (b) or (c).

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or a day on which commercial banks in New York, New York or Chicago, Illinois are required or authorized to be closed.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Common Stock” shall mean and include any share of any class or series of capital stock of a corporation, the right of which to share in distributions of either income or realized capital gain of such corporation is without limit as to any amount or percentage as and to the extent no amounts payable on or in respect of such Common Stock and no rights arising in connection therewith have preference over any other Common Stock upon dissolution, liquidation or winding-up of such corporation.

Schedule B

(to Securities Purchase Agreement)

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Fund’s Controlled Affiliates and (b) if the Fund has a parent company, such parent company and its Controlled Affiliates.

“Confidential Information” is defined in Section 20.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of April 7, 2017, by and among the Fund, the lenders party thereto from time to time and The Bank of Nova Scotia, as administrative agent, as amended August 8, 2017, February 12, 2020, March 19, 2020, April 6, 2020, August 5, 2020, August 4, 2021, November 16, 2021, July 15, 2022, August 3, 2022, August 2, 2023 and July 31, 2024 and as further amended, supplemented, renewed, extended or otherwise modified or refinanced from time to time.

“Credit Facility” has the meaning set forth in the “Material Credit Facility” definition below.

“Credit Linked Note” means a note in which the principal or interest payments are increased or decreased based on the total return on a notional value of a reference asset or the occurrence of a credit event of a reference entity.

“Custody Agreement” means the Custodian Contract, dated as of April 11, 1986, and amended as of July 18, 1986, November 26, 1986, December 4, 1998, July 8, 2005 and February 26, 2010, and June 1, 2015, by and between the Fund and State Street Bank and Trust Company, in its capacity as custodian thereunder as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Default” means the failure by the Fund in its performance or compliance with any covenant or agreement hereunder or under the Articles Supplementary.

“Disclosure Documents” is defined in Section 5.3.

“Electronic Delivery” is defined in Section 7.1.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Fund under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Existing Note Purchase Agreements” means the 2017A Note Purchase Agreement, the 2017B Note Purchase Agreement and the 2019 Note Purchase Agreement.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Form N-CSR” is defined in Section 7.1(a).

“Fund” means abrn Asia-Pacific Income Fund, Inc., a Maryland corporation.

“Fundamental Policies” means, collectively, (i) the policies and objectives for, and limits and restrictions on, investing by the Fund set forth in the Registration Statement as in effect on the date of Closing and which may be changed only by a vote of a majority of the Fund’s outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and (ii) all policies limiting the incurrence of Indebtedness by the Fund set forth in the Registration Statement as in effect on the date of Closing.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means (a) the government of (i) the United States of America or any state, province, territory or other political subdivision thereof, or (ii) any other jurisdiction in which the Fund conducts all or any part of its business, or which has proper jurisdiction over any properties of the Fund, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, credit default swap, Credit Linked Note or other interest or currency exchange rate or commodity price hedging arrangement.

“holder” means, with respect to any MRP Shares, the Person in whose name such MRP Shares are registered in the register maintained by the Fund pursuant to Section 13.1.

“Holder Forms” means any forms required to be filed by a holder of MRP Shares pursuant to (i) the SEC pursuant to the Securities Exchange Act of 1934, as amended, (ii) the 1940 Act or (iii) as required by the Federal Reserve Board.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (viii) all obligations, contingent or otherwise, of such Person in respect of bankers acceptances, (ix) all net payment obligations, contingent or otherwise, of such Person under Hedging Agreements, and (x) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Institutional Investor” means (a) any Purchaser of MRP Shares, (b) any holder of MRP Shares holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the MRP Shares then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any MRP Shares.

“Lien” means, with respect to (i) any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (ii) any securities, any purchase option, call or similar right of a third party.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or property of the Fund.

“Material Adverse Effect” means a material adverse effect on (a) the property, assets, income or financial condition of the Fund (other than a fluctuation in the value of the Fund’s portfolio securities), (b) the ability of the Fund to perform any of its monetary or other material obligations under this Agreement or the MRP Shares, or (c) the rights of, or benefits available to, any holder of MRP Shares under this Agreement or the MRP Shares.

“Material Credit Facility” means, as to the Fund, (a) the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and (b) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Fund, or in respect of which the Fund is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Measurement Date” means the date of the most recent audited financial statements of the Fund which were delivered to the Purchasers prior to the date of this Agreement.

“Memorandum” means the Private Placement Memorandum dated September 2024, together with all documents incorporated by reference therein.

“MRP Liquidation Preference Amount” means, with respect to the MRP Shares, the liquidation preference of $25.00 per share.

“MRP Shares” is defined in Section 1.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Fund thereunder, as the same may be amended from time to time.

“NRSRO” means a nationally recognized statistical ratings organization.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Fund whose responsibilities extend to the subject matter of such certificate.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, and any board resolutions modifying the former as set forth in a secretary’s certificate from such corporation, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust and, (e) with respect to any other Person, the counterpart documents thereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Fund or any ERISA Affiliate or with respect to which the Fund or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating Letter” means a letter issued by a NRSRO in connection with any private long term credit rating for the MRP Shares, which (a) sets forth the long term credit rating for the MRP Shares, (b) refers to the Private Placement Number issued by CUSIP Unit of CUSIP Global Services in respect of the MRP Shares, (c) addresses the likelihood of payment of both aggregate liquidation preference amount and dividends on the MRP Shares (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the NRSRO’s assessment of the Fund’s ability to make timely payment of aggregate liquidation preference amount and dividends on the MRP Shares or a similar statement or (y) such letter is silent as to the NRSRO’s assessment of the likelihood of payment of both aggregate liquidation preference amount and dividends and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the MRP Shares as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of any MRP Shares and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any MRP Shares.

“Rating Rationale Report” means, with respect to any Rating Letter, a report issued by the NRSRO in connection with such Rating Letter setting forth an analytical review of the MRP Shares explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned rating for the MRP Shares, in each case, on the letterhead of the NRSRO or its controlled website and generally consistent with the work product that an NRSRO would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of any MRP Shares from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any MRP Shares.

“Registration Statement” means the Fund’s registration statement, dated February 28, 2013.

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Related Fund” means, with respect to any holder of any MRP Shares, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% of the number of MRP Shares at the time outstanding (exclusive of MRP Shares then owned by the Fund or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Fund with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Fund.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Status” is defined in Section 5.17 of this Agreement.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Fund.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“2017A Note Purchase Agreement” means that certain Note Purchase Agreement among the Fund and the purchasers set forth in Schedule A thereto dated February 8, 2017, as amended, restated, supplemented or otherwise modified from time to time.

“2017B Note Purchase Agreement” means that certain Note Purchase Agreement among the Fund and the purchasers set forth in Schedule A thereto dated August 10, 2017, as amended, restated, supplemented or otherwise modified from time to time.

“2019 Note Purchase Agreement” means that certain Note Purchase Agreement among the Fund and the purchasers set forth in Schedule A thereto dated June 19, 2019, as amended, restated, supplemented or otherwise modified from time to time.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Valuation Date” means the last Business Day of each calendar month; provided, however, that the first Valuation Date shall not be more than one month from the date on which MRP Shares initially are issued.

Disclosure Materials

1.	Private Placement Memorandum dated September 2024

2.	Private Placement Investor Presentation dated September 2024

Schedule 5.3

(to Securities Purchase Agreement)

Financial Statements

1.	Annual Report dated October 31, 2019

2.	Annual Report dated October 31, 2020

3.	Annual Report dated October 31, 2021

4.	Annual Report dated October 31, 2022

5.	Annual Report dated October 31, 2023

6.	Semi-Annual Report dated April 30, 2024

Schedule 5.5

(to Securities Purchase Agreement)

Existing Indebtedness as of September 24, 2024

1. $50.000,000 3.87% Series C Senior Secured Notes due February 8, 2032

2. $100.000,000 3.70% Series D Senior Secured Notes due August 10, 2032

3. $100.000,000 3.73% Series E Senior Secured Notes due June 19, 2034

4. $76,000,000 under the Revolving Credit Agreement

Schedule 5.15

(to Securities Purchase Agreement)

Capital Stock

1.	Common stock, 400,000,000 shares authorized (41,282,628 shares issued and outstanding as of September 24, 2024)

2.	Preferred stock, 100,000,000 shares authorized (4,000,000 MRP Shares issued and outstanding as of October 3, 2024)

Schedule 5.19

(to Securities Purchase Agreement)

Exhibit 4.4(b)

(to Securities Purchase Agreement)